Exhibit (c)(5)

SPECIAL COMMITTEE CASE 24 JANUARY 2013 CONFIDENTIAL

Base Case Forecast: Key Assumptions 1 CONFIDENTIAL .. Americas, Europe, and APAC growth reduced to market growth rate as projected in management forecast .. Reflects growth from increasing hydraulics content per machine .. Assumes no market share gains in these regions .. China growth kept same as management forecast (16.0% CAGR vs. expected market growth rate of 7.3%) .. Reflects opportunity to benefit from strong long-term growth in China machinery and equipment market .. EBITDA margin kept same as management forecast (2014E – 2017E average of 20.2%) .. CapEx and Net working capital as percentage of sales kept same as management forecast Source: Management. Comparison of '13E - '17E Growth Rates Base Case Forecast Management Forecast Americas 4.6% 6.9% APAC 4.5% 6.3% Europe 4.5% 6.6% China 16.0% 16.0% Total 5.7% 7.6%

Base Case Forecast: Summary Financials ($ in millions) 2 CONFIDENTIAL Source: Management. '13E - '17E Region 2011A 2012E 2013E 2014E 2015E 2016E 2017E CAGR Americas $892 $955 $981 $1,011 $1,064 $1,119 $1,175 4.6% % growth 7.1% 2.7% 3.1% 5.2% 5.2% 5.0% APAC 161 167 160 165 173 182 191 4.5% % growth 3.7% (4.2%) 3.0% 5.0% 5.0% 5.0% Europe 801 664 651 671 704 739 778 4.5% % growth (17.1%) (2.0%) 3.0% 5.0% 5.0% 5.2% China 203 130 165 191 225 261 299 16.0% % growth (36.0%) 26.9% 15.8% 17.8% 16.0% 14.6% Total Sales $2,057 $1,916 $1,957 $2,038 $2,166 $2,301 $2,443 5.7% % growth 25.4% (6.9%) 2.1% 4.1% 6.3% 6.2% 6.1% R&D 64 61 70 76 83 93 98 % margin 3.1% 3.2% 3.6% 3.7% 3.8% 4.0% 4.0% EBITDA 458 400 394 412 442 467 489 5.6% % margin 22.3% 20.9% 20.1% 20.2% 20.4% 20.3% 20.0% CapEx 52 49 70 70 77 81 85 5.1% % margin 2.5% 2.6% 3.6% 3.5% 3.5% 3.5% 3.5% Net Working Capital 256 222 261 272 295 307 326 % margin 12.4% 11.6% 13.3% 13.4% 13.6% 13.3% 13.4%